Exhibit 99.1

MIV BOARD APPROVES ONE-FOR-10 REVERSE STOCK SPLIT

ATLANTA (June 16, 2008) – MIV Therapeutics, Inc. (OTC/BB: MIVT) (Frankfurt: MIV), a leading developer of next-generation coatings and advanced drug-delivery systems for cardiovascular stents and other implantable medical devices, announced that its board of directors has unanimously approved a one-for-10 reverse stock split of the company’s approximately 116 million issued and outstanding common shares. The reverse split is part of a strategy to maximize shareholder value.  As a result of the reverse split, a new trading symbol will be assigned.

“We view the split as a positive move to benefit both the company and its shareholders. It is expected to result in an increase in attractiveness to institutional investors,” commented Dr. Mark Landy, president and chief executive officer of MIV Therapeutics. He added, “The split will also adjust the authorized and outstanding shares to a level better suited to a company of our size.”

The following table illustrates the pro-forma effect of MIV’s proposed one-for-10 reverse stock split (the following numbers are for illustrative purposes only, as they reflect the current issued and outstanding share amounts as of June 12, 2008):

	Pre-Reverse Split	1:10 Reverse Split
Common Shares:	6/13/08	Pro Forma
Authorized	480,000,000	48,000,000
Outstanding	116,113,692	11,611,370
Fully-Diluted	182,983,341	18,298,334

Stockholders of record as of June 27, 2008, the effective date of the reverse split, will be notified by mail and asked to surrender their certificates representing shares of common stock to the Company’s transfer agent, Interwest Transfer Co., Inc. Attn:  Kurt Hughes and Melinda Orth 1981 East 4800 South, Suite 100 Salt Lake City, UT  84117, in exchange for new certificates representing post-reverse split common stock.  The Company will not issue fractional shares as a result of the reverse split.  Any fractional post-split shares from the reverse split shall be rounded up to the nearest whole post-split share.  A new CUSIP identification number will be assigned to the certificates to differentiate them from pre-split certificates.

About MIV Therapeutics

MIV Therapeutics is developing a next-generation line of advanced biocompatible coatings for passive and drug-eluting applications on cardiovascular stents, as well as for a broad range of other implantable medical devices. The Company's ultra-thin coating formulation is designed to protect surrounding tissue from potentially harmful interactions with bare metallic stents. This coating platform is derived from hydroxyapatite (HAp), an organic material that has demonstrated excellent in vivo safety and biocompatibility. Hydroxyapatite is a porous material that makes up the bone mineral and matrix of teeth, and is widely used today as a bone substitute material and for coatings on implantable fixation devices in orthopedic, dental and other applications. The Company's novel polymer-free drug-eluting technologies based on HAp could also provide an attractive alternative to current polymer-based drug-eluting coatings on the stent market, which have been associated with undesirable effects. The Company's drug-eluting coatings are additionally designed to suit a broad range of implantable medical devices that could benefit from highly customizable drug release profiles. MIV Therapeutics has a Collaborative Research Agreement with the University of British Columbia and has received a government grant for its research program on the “Development of Novel Drug Eluting Composite Coatings for Cardiovascular Stents,” under the National Research Council-Industrial Research Assistance Program. Under this sponsorship, the Company is expected to complete its drug-eluting research and development program and to reach product commercialization. MIV's intellectual property portfolio includes patents held by the University of British Columbia and exclusively licensed to MIV. Key patent applications filed simultaneously in various countries around the world further protect the commercial exclusivity of MIV's inventions in the global marketplace.  For more information, please visit www.mivtherapeutics.com.

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Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. All statements that discuss expectations and projections with respect to future matters including, without limitation, statements relating to the safety and efficacy of the Company’s product and the ability of the Company’s product to rejuvenate the stent market are forward-looking statements. Such statements are indicated by words or phrases such as “proposed,” “expected,” “believe,” “will,” “breakthrough,” “significant,” “indicated,” “feel,” “revolutionary,” “should,” “ideal,” “extremely” and “excited.” Such statements include but are not limited to that the split is a positive move and will result in an increase in attractiveness to institutional investors.  These statements are made under “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties including, without limitation, market acceptance of the Company’s product, the ability of the Company to raise sufficient funding and to continue to develop its various business interests as presently contemplated, and other factors identified in the Company's filings with the Securities and Exchange Commission including, without limitation, the Company's annual report on Form 10-K for the year ended May 31, 2007 and Forms 10-Q. The Company expressly disclaims any obligation to update publicly or otherwise revise these statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Contacts
For Investor Inquiries: Anthony L. Huston Vice President, Business Development & Investor Relations MIV Therapeutics, Inc. (604) 301-9545, x14 ahuston@mivtherapeutics.com investor@mivtherapeutics.com	Kim Sutton Golodetz kgolodetz@lhai.com Lippert/Heilshorn & Associates, Inc. (212) 838-3777	For Media Inquiries: Michele Fox / Cassie Wallace Schwartz Communications 781-684-0770 miv@schwartz-pr.com

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